Exhibit 99.1

HCI Group Agrees to Acquire Insurance Business in Four Northeast States from United Insurance Holdings Corp.

Tampa, Fla. – January 22, 2021 – HCI Group, Inc. (NYSE: HCI), an InsurTech company with operations in insurance, software development and real estate, has entered into a renewal rights agreement, dated January 18, 2021, with United Insurance Holding Corp. (NASDAQ: UIHC) pursuant to which United is to transition to HCI all its personal lines insurance business in the states of Connecticut, New Jersey, Massachusetts and Rhode Island.

“We’re excited to enter into this agreement with United,” said HCI Group Chairman and Chief Executive Officer Paresh Patel. “When fully consummated, these transactions will accelerate our strategic plan to expand nationally. We will acquire not only a seasoned book of business, but also an established agent network and important underlying data.”

About HCI Group, Inc.

HCI Group, Inc. is an InsurTech company with operations in insurance, software development and real estate. HCI’s leading insurance operation, TypTap Insurance Company, is a rapidly growing, technology-driven insurance company, which provides homeowners insurance and flood insurance in Florida. TypTap’s operations are powered in large part by insurance-related information technology developed by HCI’s software subsidiary, Exzeo USA, Inc.  HCI’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., provides homeowners’ insurance primarily in Florida. HCI’s real estate subsidiary, Greenleaf Capital, LLC, owns and operates multiple properties in Florida, including office buildings, retail centers and marinas.

The company's common shares trade on the New York Stock Exchange under the ticker symbol "HCI" and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "confident," "prospects" and "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions, but rather are subject to various risks and uncertainties. For example, there can be no assurance that insurance regulators will permit HCI to operate in the applicable states and approve the proposed terms of the transaction. Further, there can be no assurance the transitioned business will be profitable. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the proposed transaction and HCI’s business, financial condition, and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

Company Contact:

Rachel Swansiger, Esq.

HCI Group, Inc.

Tel (813) 405-3206

rswansiger@hcigroup.com

Investor Relations Contact:

Matt Glover

Gateway Investor Relations

Tel (949) 574-3860

HCI@gatewayir.com

Media Contact:

Amber Brinkley

Kippen Communications

Tel (727) 466-7695

amber@kippencommunications.com

###